AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 to the Amended and Restated Employment Agreement (this “Amendment”), is dated as of August 13, 2009 and is entered into between Endurance Specialty Holdings Ltd. (the “Company”), and Kenneth J. LeStrange (the “Executive”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement, dated as of December 22, 2008, and Amendment No. 1 to such Amended and Restated Employment Agreement, dated as of March 11, 2009 (as so amended, the “Employment Agreement”) in order to embody the terms of the Executive’s continued employment; and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement in order to extend until July 1, 2010 the initial term of the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Amendments. (a) Section 1.16 of the Employment Agreement is hereby deleted in its entirety and the following new Section 1.16 is inserted in lieu thereof:

“1.16 “Term” shall mean the term of employment of the Executive with the Company, which shall commence as of the date first written above and shall continue to the earlier of (a) July 1, 2010 or (b) the Executive’s Date of Separation from Service, and shall be subject to successive one year renewals in accordance with Section 3.1.”

(b) Section 3.1 of the Employment Agreement is hereby deleted in its entirety and the following new Section 3.1 is inserted in lieu thereof:

“3.1 Term. The employment of the Executive under this Agreement shall be for the Term. The Term shall be extended for successive one-year periods as of each July 1st (each, a “Renewal Date”), commencing on July 1, 2010, unless, with respect to any such Renewal Date, either party hereto gives the other party at least 90 days prior written notice of its election not to so extend the Term.”

2. Effective Date. This Amendment shall be effective as of the date first written above.

3. Entire Agreement. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter contained herein or therein, and supersedes all prior agreements, negotiations, discussions, understandings, term sheets, offering memorandums or letters of intent between the Company and the Executive with respect to such subject matter. Each of the Company and the Executive agrees that this Amendment is limited as specified and does not constitute a modification, acceptance or waiver of any other provision of the Employment Agreement or any other document or agreement. From and after the effective date of this Amendment, all references in the Employment Agreement shall be deemed to be references to the Employment Agreement as modified by this Amendment.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

/s/ Kenneth J. LeStrange Kenneth J. LeStrange